UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Pilgrims Pride Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, January 26, 2005

The Annual Meeting of Stockholders of Pilgrim’s Pride Corporation (the “Company”) will be held at the Company’s headquarters building, 110 South Texas Street, Pittsburg, Texas, on Wednesday, January 26, 2005, at 9:00 a.m., local time, to consider the following matters:

1.	The election of thirteen Directors for the ensuing year;

2.	The appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2005; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment. No other matters are expected to be voted on at the meeting.

The Board of Directors has fixed the close of business on December 3, 2004, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting.

RICHARD A. COGDILL
Pittsburg, Texas	Executive Vice President, Chief Financial Officer,
December 10, 2004	Secretary and Treasurer

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Pilgrim’s Pride Corporation (the “Company”) solicits stockholders’ proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on Wednesday, January 26, 2005, at 9:00 a.m., local time, at the Company’s headquarters at 110 South Texas Street, Pittsburg, Texas and at any adjournments thereof (the “Meeting”). This Proxy Statement, the accompanying proxy card and the Company’s 2004 Annual Report to Stockholders are being mailed, beginning on or about December 10, 2004, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

The principal executive offices of the Company are located at 110 South Texas Street, Pittsburg, Texas 75686. Any writing required to be sent to the Company should be mailed to this address.

Stockholders Entitled to Vote

As of December 3, 2004, the record date for determining stockholders entitled to notice of and to vote at the Meeting (the “Record Date”), the Company had outstanding 66,555,773 shares of its common stock, $.01 par value per share. The Company’s Certificate of Incorporation generally provides that holders of its common stock are entitled to 20 votes for each share that has been continuously beneficially owned by such holder on and after November 21, 2003, subject to compliance with certain procedures, and one vote for all other shares. Article Fourth of the Company’s Certificate of Incorporation and the voting procedures adopted thereunder contain several provisions governing the voting power of the Company’s common stock, including a presumption that each share of common stock held in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have been acquired after November 21, 2003, and accordingly to be entitled to only one vote per share, unless the holder furnished the Company with proof to the contrary. Applying the presumptions described in Article Fourth of the Company’s Certificate of Incorporation, the Company’s records indicate that 595,348,066 votes are entitled to be cast at the Meeting. All percentages of voting power set forth in this proxy statement have been calculated based on such number of votes. Attached hereto as Annex A is a summary of these voting provisions.

Voting of Proxies

Because many of the Company’s stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

(1)	read carefully the material in this Proxy Statement;

(2)	specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

(3)	sign, date and return the proxy card in the enclosed, postage prepaid envelope.

The accompanying proxy card provides a space, with respect to the election of Directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder’s directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted for the election of the thirteen nominees for Director named on the accompanying proxy card and for the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for Director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any item of business not set forth in this Proxy Statement will come before the Meeting or that any of the nominees for Director will be unavailable for election.

Revocation of Proxies

The proxy does not affect a stockholder’s right to vote in person at the Meeting. If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card, or by communicating his or her revocation in writing to the Secretary of the Company at 110 South Texas Street, Pittsburg, Texas 75686, or by voting by ballot at the Meeting.

Votes Required

The holders of at least a majority of the voting power of the Company’s common stock outstanding on the Record Date must be present in person or by proxy at the Meeting for the Meeting to be held. Abstentions and broker non-votes are counted in determining whether at least a majority of the voting power of the Company’s common stock outstanding on the Record Date are present at the Meeting.

Directors will be elected by a plurality of the votes cast at the Meeting. The affirmative vote of a majority of the voting power of the Company’s common stock represented and entitled to vote at the Meeting is required for the appointment of the Company’s independent registered public accounting firm and approval of any other item of business to be voted upon at the Meeting. Abstentions from voting on any matter will be included in the voting tally. Abstentions will have no effect on the election of Directors. An abstention will have the same effect as a vote against the proposal to appoint the Company’s independent registered public accounting firm. Broker non-votes are shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal. Broker non-votes will have no effect on the election of Directors or the proposal to appoint the Company’s registered public accounting firm. Lonnie “Bo” Pilgrim owned or controlled 25,351,225 shares (38.1%) of the Company’s common stock on the Record Date, and 62.3% of the voting power of the outstanding common stock on the Record Date, and thus will be able to elect all of the nominees for Directors and approve Ernst & Young LLP as the independent registered public accounting firm for the Company.

Stockholder Proposals for 2006 Annual Meeting

The Company currently expects that the 2006 Annual Meeting of Stockholders will be held on Wednesday, January 25, 2006. The Company’s Amended and Restated Corporate Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company’s principal executive offices, of its intent to present a proposal at the Company’s 2006 Annual Meeting of Stockholders by September 28, 2005, but not before April 30, 2005. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered by the Company for inclusion in the Company’s proxy materials for the 2006 Annual Meeting of Stockholders, they must be received by the Secretary of the Company at the Company’s executive offices no later than the close of business on August 12, 2005.

Cost of Proxy Solicitation

The Company will bear the cost of the Meeting and the cost of soliciting proxies in the accompanying form, including the cost of mailing the proxy material. In addition to solicitation by mail, Directors, officers and other employees of the Company may solicit proxies by telephone or otherwise. They will not be specifically compensated for such services. The Company will request brokers and other custodians, nominees and fiduciaries to forward proxies and proxy soliciting material to the beneficial owners of the Company’s common stock and to secure their voting instructions, if necessary. The Company will reimburse them for the expenses in so doing.

Role of the Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and other officers and by reviewing analyses and reports sent to them each month, as well as by participating in Board and committee meetings.

Board Independence

The Board of Directors has determined that each of the current directors standing for election, except for Lonnie “Bo” Pilgrim, Clifford E. Butler, Lonnie Ken Pilgrim, O.B. Goolsby, Jr. and Richard A. Cogdill, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s Corporate Governance Policy’s categorical standards, which are disclosed on the Company’s website at www.pilgrimspride.com under the “Investors — Corporate Governance” caption and the New York Stock Exchange’s listing standards.

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit and Compensation Committees. The Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Vance C. Miller, Sr., Linda Chavez and Keith Hughes. The members of the Compensation Committee are Lonnie “Bo” Pilgrim, Vance C. Miller, Sr., Lonnie Ken Pilgrim, James G. Vetter, Jr., and Blake D. Lovette. The Compensation Committee also has a subcommittee consisting of Charles L. Black and Vance C. Miller, Sr. Each committee meets to examine various facets of the Company’s operations and take appropriate action or make recommendations to the Board of Directors.

The Board of Directors does not maintain a Nominating Committee. As a “controlled company” under the New York Stock Exchange’s listing standards, the Company chooses to have the entire Board of Directors participate in the consideration of Director nominees. See “Controlled Company Exemptions” below for a discussion of controlled company status. The Board of Directors’ policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its stockholders, industry leadership and integrity in financial reporting and business conduct. The Board of Directors will review the experience and characteristics appropriate for Board members and Director candidates in light of the Board of Directors’ composition at the time and skills and expertise needed for effective operation of the Board of Directors and its committees. Final approval of a candidate is determined by the full Board. Because the Company is a controlled company, the Board of Directors does not have a policy with regard to the consideration of any Director candidates recommended by the Company’s stockholders.

The Audit Committee’s responsibilities include the selection of independent public accountants, reviewing the plan and results of the audit performed by the public accountants of the Company and the adequacy of the Company’s systems of internal accounting controls, and monitoring compliance with the Company’s conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The Board of Directors has determined that each of the members of the Audit Committee is financially literate and at least one member has accounting or financial management expertise, in each case as required by the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Keith Hughes is an “audit committee financial expert” as defined by the rules and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee has an Audit Committee Charter that is attached as Annex B to this Proxy Statement. The Audit Committee Charter is available on the Company’s website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption. The Audit Committee Charter is also available in print to any stockholder who requests it.

The Compensation Committee reviews the Company’s remuneration policies and practices and establishes the salaries of the Company’s officers. The Compensation Subcommittee is responsible for administering certain aspects of the Pilgrim’s Pride Corporation Senior Executive Performance Bonus Plan dealing with compensation for designated Section 162(m) participants, currently Mr. Lonnie “Bo” Pilgrim.

Meetings

During the Company’s fiscal year ended October 2, 2004, there were six regular and three telephonic meetings of the Board of Directors, four meetings of the Audit Committee, one meeting of the Compensation Committee, one meeting of the Compensation Subcommittee and one executive session including only non-management directors. During fiscal 2004, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which the Director served. All Directors attended the Company’s 2004 Annual Meeting. While the Company does not have a formal policy regarding Director attendance at annual meetings of stockholders, the Company encourages each Director to attend each annual meeting of stockholders. In practice, the Company intends to schedule regular Board of Directors meetings on the same day as its annual meeting of stockholders, which the Company believes will facilitate Director attendance at the stockholders’ meeting.

Communications with the Company

Stockholders may communicate directly with the Board of Directors, any Board committee, all independent Directors, or any one Director serving on the Board of Directors by sending written correspondence to the desired person or entity attention of the Company’s Corporate Counsel at Pilgrim’s Pride Corporation, 110 South Texas Street, Pittsburg, Texas 75686 or CorporateCounsel@pilgrimspride.com. Communications are distributed to the Board of Directors, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication.

Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on the Company’s website at www.pilgrimspride.com, under the “Investors – Corporate Governance” caption and are also available in print to any stockholder who requests them. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on the Company’s website within four business days following the date of such amendment or waiver.

Controlled Company Exemptions

The Company is a “controlled company” under the New York Stock Exchange’s listing standards since Lonnie “Bo” Pilgrim owns or controls 25,351,125 shares and 62.3% of the voting power of the outstanding common stock as of the Record Date. Accordingly, the Company takes advantage of the exemptions in Sections 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange’s listing standards.

Executive Sessions

Because Lonnie “Bo” Pilgrim, the current Chairman of the Board, is not an independent Director, the Board of Directors will either designate an independent Director to preside at the meetings of the non-management and independent Directors or a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting.

ELECTION OF DIRECTORS

At the Meeting, thirteen Directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the thirteen nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors. The Board of Directors has recommended each of the nominees for Director.

NOMINEES FOR DIRECTOR

Lonnie “Bo” Pilgrim, 76, has served as Chairman of the Board since the organization of the Company in July 1968. He was previously Chief Executive Officer from July 1968 to June 1998. Prior to the incorporation of the Company, Mr. Pilgrim was a partner in the Company’s predecessor partnership business founded in 1946.

Clifford E. Butler, 62, serves as Vice Chairman of the Board. He joined the Company as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983, became Executive President in January 1997 and served in such capacity through July 1998.

O.B. Goolsby, Jr., 57, serves as President and Chief Executive Officer of the Company. He became a Director in January 2003. Mr. Goolsby has served as President and Chief Executive Officer since September 2004. Mr. Goolsby served as President and Chief Operating Officer from November 2002 to October 2004. Prior to being named as President and Chief Operating Officer in November 2002, Mr. Goolsby served as Executive Vice President, Prepared Foods Complexes from June 1998 to November 2002. He was previously Senior Vice President, Prepared Foods Operations from August 1992 to June 1998 and Vice President, Prepared Foods Operations from September 1987 to August 1992 and was previously employed by the Company from November 1969 to January 1981.

Richard A. Cogdill, 44, has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer (the Company’s Principal Financial and Accounting Officer) since January 1997. He became a Director in September 1998. Previously, he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller, from October 1991 through August 1992. Prior to October 1991, he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

Lonnie Ken Pilgrim, 46, has been employed by the Company since 1977 and has been Executive Vice President, Assistant to Chairman since November 2004. He served as Senior Vice President, Transportation from August 1997 to November 2004. Prior to that he served the Company as its Vice President, Director of Transportation. He has been a member of the Board of Directors since March 1985. He is a son of Lonnie “Bo” Pilgrim.

Charles L. Black, 75, was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of the Company from 1968 to August 1992 and has served as a Director since his re-election in February 1995.

Linda Chavez, 57, has been President of the Center for Equal Opportunity, a non-profit public policy research organization in Sterling, Virginia since 1995. Previously, she served as Chairman, National Commission on Migrant Education from 1988 to 1992 and White House Director of Public Liaison in 1985. She was elected a Director in July 2004. She also serves on the board of directors of ABM industries, Inc., a facilities service contractor, as well as on the boards of several non-profit organizations.

S. Key Coker, 47, has served as Executive Vice President of Compass Bank, a $27 billion dollar bank with offices throughout the southern United States, since October 2000. Previously, he served as Senior Vice

President of Compass Bank from June 1995 through September 2000 and had been employed by Compass Bank since 1992. He is a career banker with 25 years of experience in banking. He was appointed a Director in September 2000, following the resignation of Robert Hilgenfeld on August 2, 2000.

Keith W. Hughes, 58, was elected a Director of the Company in September 2004. He was Chairman and CEO of Dallas-based Associates First Capital from 1994 to 2000 when it merged with Citigroup, and served as Associates First Capital’s President and Chief Operating Officer from 1991 to 1994. Prior to joining Associates, he held various roles in the financial services industry working for Continental Illinois Bank in Chicago, Northwestern Bank in Minneapolis and Crocker Bank in San Francisco. Mr. Hughes also serves as a director of Carreker Corporation, a financial software and consulting organization; Texas Industries, Inc., a producer of steel, concrete and aggregate construction material; and Certegy Inc., a credit card and check authorization business. He is a former Vice Chairman and member of the Board of Directors of Citigroup. In Dallas, he serves on the board of the Children’s Medical Center, and is a member of the Board of the University of Texas Southwestern Medical School Foundation.

Blake D. Lovette, 62, was appointed a director of the Company in November 2003. He has served as a consultant to companies serving the food industry and has been a private investor since July 2002. From 1998 to June 2002, he was President of ConAgra Poultry Company, a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products. Mr. Lovette has served as a poultry company executive for many years. He was President and Chief Operating Officer of Valmac Industries from 1979 to 1985. From 1985 to 1988, Mr. Lovette led the Shenandoah Products Corporation operations of Perdue Farms. He was President and Chief Operating Officer of poultry operations of Holly Farms Corporation from 1988 to 1990, and was with the Lovette Company from 1990 to 1998.

Vance C. Miller, Sr., 71, was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977, and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas, real estate services firm, since 1991. Mr. Miller was appointed by the President of the United States to serve as Director of Fannie Mae from 1986 to 1989.

James G. Vetter, Jr., 70, has practiced law in Dallas, Texas, since 1966. He is a shareholder of the Dallas law firm of Godwin Gruber, P.C., and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

Donald L. Wass, Ph.D., 72, was elected a Director of the Company in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

Report of the Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditor’s independence from management and the Company, and has received from the independent auditors the written disclosures and the letter from the independent auditors required by the Independence Standards Board.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2004 for filing with the Securities and Exchange Commission. The committee has also recommended the selection of the Company’s independent registered public accounting firm.

The members of the Audit Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards and the Audit Committee otherwise meets the audit committee composition requirements of the New York Stock Exchange’s listing standards.

Audit Committee

Vance C. Miller, Sr.

Linda Chavez

Keith Hughes

INDEPENDENT AUDITOR FEE INFORMATION

Audit Fees

Fees for audit services totaled approximately $1,911,000 in fiscal 2004 and approximately $1,455,000 in fiscal 2003, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required in Mexico, assistance with review of documents filed with the Securities and Exchange Commission, and accounting consultations during the audit.

Audit-Related Fees

Fees for audit-related services totaled approximately $416,000 in fiscal 2004 and approximately $238,000 in fiscal 2003. Audit-related services principally include audit procedures performed to support the closing balance sheet for the Company’s acquisition of the chicken division of ConAgra Foods, Inc., employee benefit plan audits, and, in 2003, due diligence in connection with the acquisition.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $334,000 in fiscal 2004 and approximately $69,000 in fiscal 2003.

All Other Fees

Fees for all other services not included above totaled approximately $20,000 in fiscal 2004 and approximately $226,000 in fiscal 2003. All other fees principally include advisory services related to the Company’s product recall and, in 2003, performance of a benchmarking study and performance of agreed upon procedures at the request of the audit committee.

The Audit Committee has pre-approved all audit and non-audit fees of the independent auditor during fiscal 2004.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by the Company’s independent auditors. Under these procedures, prior to the engagement of the independent auditor for pre-approved services, requests or applications for the auditors to provide services must be submitted to the

Company’s chief financial officer or his designee and the Audit Committee and must include a detailed description of the services to be rendered. The chief financial officer or his designee and the independent auditors must ensure that the independent auditors are not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent auditors and the related fees.

Requests or applications for the independent auditors to provide services that require additions or revisions to the fiscal 2005 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the chief financial officer or his designee. Each request or application must include:

•	a recommendation by the chief financial officer (or designee) as to whether the Audit Committee should approve the request or application; and

•	a joint statement of the chief financial officer (or designee) and the auditors as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s and the requirements for auditor independence of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also will not permit the auditors’ engagement to provide any services to the extent that the Securities and Exchange Commission has prohibited the provision of those services by independent auditors, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services;

•	expert services unrelated to the audit; and

•	any service that the PCAOB determines not permissible.

The Audit Committee delegated authority to the Chairman, to:

•	pre-approve any services proposed to be provided by the independent auditors and not already pre-approved or prohibited by this policy;

•	increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the auditors to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The Chairman is required to report any pre-approval or fee increase decisions to the Audit Committee at the next committee meeting. The Audit Committee did not delegate to management any of the Audit Committee’s authority or responsibilities concerning the auditors’ services.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, the members of the Company’s Compensation Committee were Lonnie “Bo” Pilgrim, Chairman of the Board of the Company, Vance C. Miller, Sr., Lonnie Ken Pilgrim, Executive Vice President, Assistant to Chairman of the Company, James G. Vetter, Jr., and Blake D. Lovette.

The Company has been and continues to be a party to certain transactions with Lonnie “Bo” Pilgrim and a law firm affiliated with James G. Vetter, Jr. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors. Set forth below is a summary of these transactions:

At certain times during the year, Lonnie “Bo” Pilgrim purchases our live chickens and hens, feed inventory and veterinary and technical services during the grow-out process and then contracts with us to resell the birds at maturity. Chicks, feed and services are purchased from us for their fair market value, and we purchase the mature chickens from Mr. Pilgrim at a market-based formula price subject to a ceiling price calculated at Mr. Pilgrim’s cost plus 2 percent. Additionally, we process the payroll for certain employees of Mr. Pilgrim and Pilgrim Poultry G.P. (“PPGP”) as well as perform certain administrative bookkeeping services for Mr. Pilgrim’s personal businesses. During fiscal 2004, we paid Mr. Pilgrim, doing business as PPGP, $54,878,000 for chickens produced in his grow-out operations, and PPGP paid us $53,481,000 for chicks, feed and services, including the payroll services described above. Lonnie “Bo” Pilgrim is the sole proprietor of PPGP.

PPGP also rents facilities to us for the production of eggs. On December 29, 2000, we entered into an agreement with PPGP to rent its egg production facilities for a monthly amount of $62,500. During fiscal year 2004, we paid rental on the facilities of $750,000 to PPGP. Our management believes that the terms of this agreement with PPGP are substantially similar to, and contain terms not less favorable to us than, agreements obtainable from unaffiliated parties.

We also maintain depository accounts with a financial institution of which Lonnie “Bo” Pilgrim is a major stockholder. Fees paid to this bank in fiscal 2004 are insignificant, and as of October 2, 2004, we had bank balances at this financial institution of approximately $9.2 million.

Since 1985, we have leased an airplane from Lonnie “Bo” Pilgrim under a lease agreement which provides for monthly lease payments of $33,000 plus operating expenses, which terms our management believes to be substantially similar to those obtainable from unaffiliated parties. During fiscal 2004 we had lease expenses of $396,000 and operating expenses of $190,560 associated with the use of this airplane.

Historically, much of our debt has been guaranteed by our major stockholders. In consideration of such guarantees, we have paid such stockholders a quarterly fee equal to .25% of the average aggregate outstanding balance of such guaranteed debt. During fiscal 2004, we paid $2,634,000 to Pilgrim Interests, Ltd., an affiliate of Lonnie “Bo” Pilgrim.

Certain members of the family of Lonnie “Bo” Pilgrim are employed by us, including his son, Lonnie Ken Pilgrim, a Director and our Executive Vice President, Assistant to Chairman, his son, Pat Pilgrim, our Director of Special Projects, and his daughter, Greta Pilgrim-Owens, our Vice President Consumer Communication, who received total compensation in fiscal 2004 of $282,721, $281,941 and $288,824, respectively.

Godwin Gruber, P.C., represents us in connection with a variety of legal matters. James G. Vetter, Jr., is a Director of the Company and is a shareholder of Godwin Gruber, P.C. During fiscal 2004, we paid Godwin Gruber, P.C., legal fees of $49,684 in connection with such matters.

We have entered into chicken grower contracts involving farms owned by certain of our officers, providing the placement of Pilgrim’s Pride-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amount paid by us to Lonnie “Bo” Pilgrim under these grower contracts during fiscal 2004 was $226,883.

Pat Pilgrim sold grain on market terms and provided hauling services to the Company for which he was paid $428,867. These transactions have terms substantially the same as contracts entered into by the Company with unaffiliated parties.

EXECUTIVE COMPENSATION

The following table sets forth a summary of compensation paid to the Company’s Chief Executive Officer and the other persons serving as executive officers during fiscal 2004. See “Compensation Committee Interlocks and Insider Participation” above and “Certain Transactions” below for a discussion of transactions with the Company’s Directors and executive officers.

Summary Compensation Table

Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	All Other Compensation(1)

Lonnie “Bo” Pilgrim Chairman of the Board	2004 2003 2002	$1,189,588 1,071,200 1,071,200	$1,437,218 586,640 476,841	$71,007 59,196 119,913	$6,240 28,543 70,126

O. B. Goolsby, Jr. President and Chief Executive Officer	2004 2003 2002	492,115 373,577 222,664	648,978 301,325 115,062	19,834 12,455 6,286	2,354 2,649 4,128

Clifford E. Butler Vice Chairman of the Board	2004 2003 2002	407,234 388,921 388,868	535,231 183,640 111,133	14,770 12,544 12,661	2,954 3,009 2,763

Richard A. Cogdill Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2004 2003 2002	394,604 324,873 318,092	520,263 350,000 300,000	18,613 8,480 9,027	18,613 927 1,669

(1)	Includes the following items of compensation:

a.	Company’s contributions to the named individual under its 401(k) Salary Deferral Plan in the following amounts: Lonnie “Bo” Pilgrim, $0 (2004), $26 (2003), $52 (2002); O.B. Goolsby, Jr., $168 (2004), $338 (2003), $312 (2002); Clifford E. Butler, $189 (2004), $324 (2003), $312 (2002); and Richard A. Cogdill, $273 (2004), $334 (2003), $312 (2002).

b.	Section 79 income to the named individual due to group term life insurance in excess of $50,000 in the following amounts: Lonnie “Bo” Pilgrim, $6,240 (2004), $28,517 (2003), $70,074 (2002); O.B. Goolsby, Jr., $2,186 (2004), $2,409 (2003), $3,816 (2002); Clifford E. Butler, $2,766 (2004), $2,685 (2003), $2,451 (2002); and Richard A. Cogdill, $397 (2004), $593 (2003), $1,357 (2002).

Directors’ Fees

The Company pays its Directors who are not employees of the Company $6,000 per meeting attended in person, plus expenses, and Directors who are not employees of the Company also receive $2,500 and $1,250 per telephonic meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively. Additionally, the Company pays the members of the Audit Committee $4,000 for each Audit Committee meeting attended in person, plus expenses, and $2,500 and $1,250 per telephonic Audit Committee meeting that they participate in that lasts at least 45 minutes or less than 45 minutes, respectively.

Report of Compensation Committee

The Compensation Committee establishes executive compensation and oversees the administration of the bonus plan for key members of management and the Company’s employee benefit plans.

The following is a report submitted by the Compensation Committee members in their capacity as the Board’s Compensation Committee, addressing the Company’s compensation policy as it related to the named executive officers for fiscal 2004.

Performance Measures

The Compensation Committee’s establishment of annual executive compensation is a subjective process in which the Committee considers many factors, including the Company’s performance as measured by earnings for the year, each executive’s specific responsibilities, the contribution to the Company’s profitability by each executive’s specific areas of responsibility, the level of compensation believed necessary to motivate and retain qualified executives and the executive’s length of time with the Company.

Fiscal Compensation

For fiscal 2004, the Company’s executive compensation program consisted of (a) base salary, (b) the bonus plan described below, (c) Company contributions to the Company’s 401(k) salary deferral plan which are made up of mandatory contributions of one dollar per week and matching contributions of up to five dollars per week and additional matching contributions of up to four percent of an executive’s compensation subject to an overall Company contribution limit of five percent of domestic income before taxes and (d) Company contributions to the Senior Executive Bonus Plan in an amount equal to 33 1/3% of the officers’ payroll deduction under the plan, which deductions are limited to 7 1/2% of the officer’s base salary, overtime pay and bonuses.

In establishing the fiscal 2004 compensation for Lonnie “Bo” Pilgrim, the Company’s Chairman of the Board, the Compensation Committee adjusted Mr. Pilgrim’s annual base salary to $1,189,588 to reflect changes in the cost of living. Mr. Pilgrim’s bonus for fiscal 2004 consisted of a bonus of $1,437,218. Mr. Pilgrim’s bonus for fiscal 2004 consisted of a bonus awarded pursuant to the bonus plan discussed below.

In establishing the fiscal 2004 compensation for O.B. Goolsby, Jr., the Company’s President and Chief Executive Officer, the Compensation Committee adjusted Mr. Goolsby’s annual base salary to $492,115 based on the factors described above and to reflect changes in the cost of living. Mr. Goolsby’s bonus for fiscal 2004 consisted of a bonus of $648,978. Mr. Goolsby’s bonus for fiscal 2004 consisted of a bonus awarded pursuant to the bonus plan discussed below.

The Company’s objective is to obtain financial performance that achieves increased return on equity, sales volume, earnings per share and net income. The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests.

The Company’s Senior Executive Performance Bonus Plan (the “Plan”) provides for five percent of the Company’s U.S. income before income taxes to be allocated among certain key members of management. Such amount is allocated among all plan participants based upon the ratio of each participant’s eligible salary to the aggregate salaries of all participants and the number of months of the fiscal year the participant was approved for participation. The Plan also provides for a Subcommittee to administer the plan provisions dealing with certain designated Section 162(m) participants, currently Mr. Lonnie “Bo” Pilgrim. The Compensation Committee retains the right, in its sole discretion, to reduce, increase or eliminate, prior to payment thereof, the amount of any bonus that would otherwise be due under the Plan to non-Section 162(m) participants, and the Compensation Subcommittee retains these same rights, except for the right to increase bonus amounts, for designated Section 162(m) participants. Participants may generally be added or removed from the plan at the discretion of the Compensation Committee. Participants must continue to be employed by the Company on January 1 following the end of a fiscal year in order to be paid a bonus with respect to that year. Bonuses are typically paid during the January following the fiscal year with respect to which the bonus has been granted.

Compensation Committee

Lonnie “Bo” Pilgrim

Vance C. Miller, Sr.

Lonnie Ken Pilgrim

James G. Vetter, Jr.

Blake D. Lovette

Compensation Subcommittee

Charles L. Black

Vance C. Miller, Sr.

The Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, references to the independence of directors, and the Stock Performance Graph are not deemed to be “soliciting material” or “filed “ with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by our company under the Exchange Act or the Securities Act of 1933, as amended (except to the extent our company specifically incorporates any such information into a document that is filed).

COMPANY PERFORMANCE

The following graphs compare the performance of the Company with that of the Russell 2000 composite index, a new group of peer companies and an old peer group of companies with the investment weighted on market capitalization. The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 composite index and the peer groups is based on the stock price or composite index at the end of fiscal 1999.

The first graph covers the period from October 2, 1999 through November 20, 2003, the last date on which the Company’s Class A and Class B shares traded on the New York Stock Exchange prior to reclassification into a single new class of shares of common stock. The second graph covers the period from November 21, 2003 through October 2, 2004 and shows the performance of the Company’s single class of common stock.

The third graph covers the five fiscal year period ending October 2, 2004 and shows the performance of the Company’s Class A and Class B shares after giving effect to the reclassification into the Company’s single class of common stock on November 21, 2003, based on a one to one exchange ratio.

COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, THE RUSSELL 2000 INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 10/02/99 in stock or index including reinvestment of dividends.

COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, THE RUSSELL 2000 INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 11/21/03 in stock or index including reinvestment of dividends.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, THE RUSSELL 2000 INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 10/02/99 in stock or index including reinvestment of dividends.

(1)	On November 21, 2003, each share of the Company’s then outstanding Class A common stock and Class B common stock was reclassified into one share of new common stock, which is now the only authorized class of the Company’s common stock. The Company’s common stock is listed on the New York Stock Exchange under the symbol “PPC.”

(2)	Companies in the new peer group index include Hormel Foods Corporation, Smithfield Foods, Inc., Tyson Foods, Inc., Sanderson Farms, Inc. and Cagle’s, Inc. In prior years, the Company used a peer group index comprising of Sanderson Farms, Inc., Cagle’s, Inc. and the Company. The Company believes it is appropriate to expand its peer group index because the businesses of the companies comprising the new peer group index are collectively of a more comparable nature, scale and market capitalization relative to the Company.

CERTAIN TRANSACTIONS

The Company has been and continues to be a party to certain transactions with Lonnie “Bo” Pilgrim, its Chairman, Clifford E. Butler, its Vice Chairman, O.B. Goolsby, its President and Chief Executive Officer, and a law firm affiliated with James G. Vetter, Jr., one of its Directors. These transactions, along with all other transactions between the Company and affiliated persons, require the prior approval of the Audit Committee of the Board of Directors, and the Audit Committee has approved each of these transactions.

The Company has entered into chicken grower contracts involving farms owned by certain of its officers, providing the placement of the Company’s-owned flocks on their farms during the grow-out phase of production. These contracts are on terms substantially the same as contracts entered into by the Company with unaffiliated parties and can be terminated by either party upon completion of the grow-out of each flock. The aggregate amounts paid by the Company to its current officers under these grower contacts during fiscal 2004 were as follows: Lonnie “Bo” Pilgrim, $226,883, Clifford E. Butler, $330,291 and O.B. Goolsby, Jr., $66,170.

The Company also employs Clifford E. Butler’s son, Shane Butler, our Vice President Prepared Foods, Mt. Pleasant and Waco, who was paid total compensation of $174,628 in fiscal 2004 and O.B. Goolsby’s daughter, Melissa Goolsby, Sales Field Service Representative, who was paid total compensation of $36,371 in fiscal 2004.

See “Compensation Committee Interlocks and Insider Participation,” which is incorporated herein by reference, for a discussion of the Company’s transactions with Lonnie “Bo” Pilgrim and James G. Vetter, Jr.

SECURITY OWNERSHIP

The following table sets forth, as of November 24, 2004 (except as otherwise noted), certain information with respect to the beneficial ownership of the Company’s common stock by (a) each stockholder beneficially owning more than 5% of the Company’s outstanding common stock; (b) each Director and Director nominee of the Company who is a stockholder of the Company; (c) each of the executive officers listed in the executive compensation table who is a stockholder of the Company; and (d) all executive officers and Directors of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock		Percent of Voting Power
Pilgrim Interests, Ltd.(a) 110 South Texas Street Pittsburg, Texas 75686	22,118,077	33.2%		62.3%
Lonnie “Bo” Pilgrim(a)(b)(c)(d) 110 South Texas Street Pittsburg, Texas 75686	25,351,225	38.1%		62.3%
Lonnie Ken Pilgrim(a)(b)(c)(d)(e) 110 South Texas Street Pittsburg, Texas 75686	22,851,377	34.3%		62.3%
ConAgra Foods, Inc.(f) One ConAgra Drive Omaha, Nebraska 68102	25,443,054	38.2%		4.3%
Dimensional Fund Advisors Inc.(g) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,533,319	3.8%		8.5%
Wellington Management Company LLP(h) 75 State Street Boston, Massachusetts 02109	1,928,850	2.9%		6.5%
Clifford E. Butler(d)	115,428	(i	)	(i	)
O.B. Goolsby, Jr.(d)	25,252	(i	)	(i	)
Richard A. Cogdill(d)	43,494	(i	)	(i	)
Charles L. Black	500	(i	)	(i	)
Linda Chavez	—	—		—
S. Key Coker	—	—		—
Keith W. Hughes	1,000	(i	)	(i	)
Blake D. Lovette	—	—		—
Vance C. Miller, Sr.	2,000	(i	)	(i	)
James G. Vetter, Jr.	3,425	(i	)	(i	)
Donald L. Wass, Ph.D	450	(i	)	(i	)
All executive officers and Directors as a group (13 persons)(a)	26,100,895	39.2%		62.9%

(a)

Pilgrim Interests, Ltd., Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim own or control 22,118,077 (33.2%), 25,351,225 (38.1%) and 22,851,377 (34.3%) shares of the Company’s common stock, which represents 74.3%, 85.2% and 76.8%, respectively, of the voting power of the Company’s common stock. However, pursuant to a Voting Agreement, dated as of November 18, 2003, by and between Pilgrim Interests, Ltd.,

Pilgrim Family Trust I, Pilgrim Family Trust II, PFCP, Ltd., Lonnie Jaggers Pilgrim Minority Trust, Greta Gail Pilgrim Minority Trust, Lonnie A. Pilgrim, Patricia R. Pilgrim, Lonnie K. Pilgrim and Donna G. Pilgrim and the Company, whenever these stockholders directly or indirectly own or control (of record or beneficially) shares of the Company’s common stock that would provide for more than 62.25% of the Company’s Total Voting Power they will vote their shares in excess of that percentage of the Total Voting Power in the same proportion as the votes cast by all other holders of the Company’s common stock. Total Voting Power means the total number of votes that may be cast in the election of directors in respect of the Company’s common stock at any meeting of stockholders if all common stock of the Company entitled to vote thereat was represented and voted to the fullest extent possible at such meeting.

(b)	Includes 22,118,077 shares of common stock held of record by Pilgrim Interests, Ltd., a limited partnership formed by Mr. Lonnie “Bo” Pilgrim’s family, 68,013 shares of common stock held of record by PFCP, Ltd., another limited partnership formed by Mr. Lonnie “Bo” Pilgrim’s family, 90,580 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim, an officer and Director of the Company and the son of Lonnie “Bo” Pilgrim, and Patty R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 90,579 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Pilgrim Interests, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim and the limited partners are Lonnie “Bo” Pilgrim, The Lonnie A. “Bo” Pilgrim Endowment Fund, The Lonnie Ken Pilgrim Issue Trust, The Greta Pilgrim Owens Issue Trust and The Pat Pilgrim Issue Trust. PFCP, Ltd. is a limited partnership formed by Mr. Pilgrim’s family of which the managing general partner is the Lonnie A. Pilgrim 1998 Revocable Trust and the other general partner is Lonnie Ken Pilgrim, the class A limited partners are Lonnie “Bo” Pilgrim and Patty R. Pilgrim and the class B limited partners are Lonnie “Bo” Pilgrim, Patty R. Pilgrim and Lonnie Ken Pilgrim. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim is the sole trustee during his life and, after his death, the trustee shall be a board of trustees currently comprised of Patty R. Pilgrim and Lonnie Ken Pilgrim and S. Key Coker, Charles Black and Donald Wass, all directors of the Company. The agreement establishing the Lonnie A. Pilgrim 1998 Revocable Trust provides that Lonnie “Bo” Pilgrim as the sole trustee shall have sole voting and dispositive power over the shares of common stock and, after his death, most voting matters require a majority vote of the board of trustees except the direct or indirect sale of the shares of common stock requires a unanimous vote of the board of trustees. Additionally, Pilgrim Interests, Ltd. and PFCP, Ltd. have entered into a Voting Agreement, which may be terminated at any time by the unanimous action of Lonnie “Bo” Pilgrim, acting in his individual capacity and as trustee of the Lonnie A. Pilgrim 1998 Revocable Trust (acting as managing general partner of Pilgrim Interests, Ltd. and PFCP, Ltd.), Patty R. Pilgrim and Lonnie Ken Pilgrim which provides that Lonnie Ken Pilgrim, Greta Pilgrim Owens, the daughter of Lonnie “Bo” Pilgrim, S. Key Coker, Charles L. Black and Donald L. Wass (the “Voting Representatives”) shall have the sole power to vote the shares of common stock owned by Pilgrim Interests, Ltd. and PFCP, Ltd. All voting decisions require a majority of the Voting Representatives except that (i) the sale of substantially all of the assets of the Company, (ii) the sale or liquidation of the Company, or (iii) the merger of the Company requires a unanimous vote of the Voting Representatives. All other decisions regarding common stock held by Pilgrim Interests, Ltd. and PFCP, Ltd. will be made by the Lonnie A. Pilgrim 1998 Revocable Trust. Each of Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company’s common stock held, except to the extent of their actual pecuniary interest therein.

(c)

Includes 22,118,077 shares of common stock held of record by Pilgrim Interests, Ltd., a partnership formed by Mr. Pilgrim’s family of which Lonnie A. Pilgrim and Lonnie Ken Pilgrim are managing partners. Also includes 90,580 shares of common stock held of record by Pilgrim Family Trust I, an irrevocable trust dated June 16, 1987, for the benefit of Lonnie “Bo” Pilgrim’s surviving spouse and children, of which Lonnie Ken Pilgrim and Patty R. Pilgrim, Lonnie “Bo” Pilgrim’s wife, are co-trustees, and 90,579 shares of common stock held of record by Pilgrim Family Trust II, an irrevocable trust dated December 23, 1987, for the benefit of Lonnie “Bo” Pilgrim and his children, of which Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim are co-trustees. Each of Lonnie A. Pilgrim and Lonnie Ken Pilgrim disclaim beneficial ownership of the Company’s common stock held by Pilgrim Interests, Ltd., except to the extent of their respective pecuniary interest therein.

(d)	Includes shares held in trust by the Company’s 401(k) Salary Deferral Plan.

(e)	Includes 13,697 shares of common stock held by his wife. Also includes 53,510 shares of common stock held in two irrevocable trusts dated December 15, 1994 and October 31, 1989, of which Lonnie Ken Pilgrim is a co-trustee for the benefit of his children. Lonnie Ken Pilgrim disclaims any beneficial interest in the foregoing shares.

(f)	Based on information provided to the Company as of November 24, 2003, from ConAgra Foods, Inc.

(g)	Based on information provided to the Company as of February 6, 2004, from Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares of the Company’s common stock that are owned by the Funds. All such shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

(h)	Based on information provided to the Company as of February 12, 2004, from Wellington Management Company, LLP (“Wellington”). Wellington is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. In its role as investment advisor, Wellington possesses voting and/or investment power over the shares of the Company’s common stock that are owned by its clients.

(i)	Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and Directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, Directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on its review of the copies of such forms received by it, the Company believes that all filing requirements applicable to its officers, Directors and greater than ten-percent stockholders for fiscal 2004 were complied with, except for Ms. Chavez and Mr. Hughes, who each made one inadvertent late Form 3 filing due to an oversight by the Company.

ITEM 2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year. This registered public accounting firm has served as independent auditors of the Company pursuant to annual appointment since 1969 except for 1982 and 1983.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

The Board of Directors recommends a vote FOR the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

Financial Statements Available

Financial statements for the Company are included in the Annual Report to Stockholders for the fiscal year 2004. Additional copies of these statements, as well as financial statements for prior years and the Annual Report to the Securities and Exchange Commission on Form 10-K, may be obtained upon written request without charge from the Secretary of the Company, 110 South Texas Street, Pittsburg, Texas 75686. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. 20549, and the New York Stock Exchange.

OTHER BUSINESS

The Board of Directors is not aware of, and it is not anticipated that there will be presented to the Meeting, any business other than the election of the Directors and the proposal to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

By order of the Board of Directors,

/s/ RICHARD A. COGDILL
RICHARD A. COGDILL
Pittsburg, Texas December 10, 2004	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Annex A

Voting Provisions

General. On November 20, 2003, the stockholders of Pilgrim’s Pride Corporation (the “Company” or the “Corporation”) approved an amendment (the “Amendment”) to the Company’s Certificate of Incorporation which reclassified each share of the Company’s Class A common stock and each share of the Company’s Class B common stock into one share of new common stock, par value $.01 per share (the “Common Stock”). The Company filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware affecting the Amendment on November 21, 2003, and the reclassification contemplated thereby (the “Reclassification”) became effective on such date. Set forth below is a summary of the voting provisions of the Common Stock.

Record Stockholders. In general, shares registered in the name of any person that are represented by certificates dated on or prior to November 21, 2003, the date of the Reclassification, are presumed to have 20 votes per share, and all other shares are presumed to have one vote per share. However, the Company’s Certificate of Incorporation (the relevant provisions of which are reproduced below) sets forth a list of circumstances in which the foregoing presumption may be refuted. If you believe that the voting information set forth on your proxy card is incorrect or a presumption made with respect to your shares should not apply, please send a letter to the Secretary of the Company, at 110 South Texas Street, Pittsburg, Texas 75686, briefly describing the reasons for your belief. Merely marking the proxy card will not be sufficient notification to the Company that you believe the voting information thereon is incorrect.

Beneficial Stockholders. All shares held in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including shares so held at the time of the Reclassification) are presumed to have one vote per share. The Company’s Certificate of Incorporation sets forth a list of circumstances in which the presumption may be refuted by the person who has held since the Reclassification all of the attributes of beneficial ownership referred to in Section (2)(b) reproduced below. If you believe some or all of your shares are entitled to 20 votes, you may follow one of two procedures. First, you may write a letter to the Secretary of the Company, at 110 South Texas Street, Pittsburg, Texas 75686, describing the reasons for your belief. The letter should contain your name, the name of the brokerage firm, bank or other nominee holding your shares, your account number with such nominee and the number of shares you have beneficially owned continuously since the Reclassification. Alternatively, you may ask your broker, bank or other nominee to write a letter to the Secretary of the Company on your behalf stating your account number and indicating the number of shares that you have beneficially owned continuously since the Reclassification. In either case, your letter should indicate how you wish to have your shares voted.

Other. The Company will consider all letters received prior to the date of the Annual Meeting and, when a return address is provided in the letter, will advise the party furnishing such letter of its decision, although in many cases the Company will not have time to inform an owner or nominee of its decision prior to the time the shares are voted. The Company may also require additional information before a determination will be made. If you have any questions about the Company’s voting procedures, please call the Company at (903) 855-8000.

Excerpts from the Company’s Certificate of Incorporation

Paragraphs 1, 2 and 3 of Section II.A. of Article Fourth of the Company’s Certificate of Incorporation provide as follows:

A. Common Stock

(1) Reclassification of Existing Class A and Class B Common Stock.

(a) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class A Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class A Reclassification”).

(b) Upon the filing of this Certificate of Amendment of Certificate of Incorporation, each share of Class B Common Stock, par value $.01 per share, of the Corporation either issued and outstanding or held by the Corporation as treasury stock, shall be and is automatically reclassified and changed (without any further act) into one share of Common Stock (such reclassification being the “Class B Reclassification”).

(2) Voting Rights of the Common Stock.

(a) The holders of record of Common Stock shall be entitled to one vote per share for all purposes, except that a holder of record of a share of Common Stock shall be entitled to twenty votes per share on each matter submitted to a vote by the stockholders at a meeting of stockholders for each such share held of record by such holder on the record date for such meeting if, with respect to such share:

(i) each and every beneficial owner of such share was the beneficial owner thereof at the effective time of the Class A Reclassification or the Class B Reclassification; and

(ii) there has been no change in the beneficial ownership of the share at any time after the filing of this Certificate of Amendment of Certificate of Incorporation.

(b) A change in beneficial ownership of an outstanding share of Common Stock shall be deemed to have occurred whenever a change occurs in any person or group of persons who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote or to direct the voting of such share of Common Stock, (ii) investment power, which includes the power to direct the sale or other disposition of such share of Common Stock, (iii) the right to receive or retain the proceeds of any sale or other disposition of such share of Common Stock, or (iv) the right to receive any distributions, including cash dividends, in respect of such share of Common Stock.

(A) In the absence of proof to the contrary provided in accordance with the procedures referred to in subparagraph (d) of this paragraph (2), a change in the beneficial ownership shall be deemed to have occurred whenever a share of Common Stock is transferred of record into the name of any other person.

(B) The beneficial owner of an outstanding share of Common Stock held of record on a record date for determining the holders entitled to vote on any matter submitted to a vote by the shareholders (a “Record Date”) in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee (including any share so held on at the time of filing of this Certificate of Amendment of Certificate of Incorporation) shall be presumed to have acquired the beneficial ownership of such share subsequent to the filing of this Certificate of Amendment of Certificate of Incorporation. Such presumption shall be rebuttable by showing that beneficial ownership of such share with respect to each and every beneficial owner thereof complies with subparagraph (a) of this paragraph (2).

(C) In the case of a share of Common Stock held of record in the name of any person as a trustee, agent, guardian or custodian under the Uniform Transfers to Minors Act in effect in any state, a change in the beneficial ownership shall be deemed to have occurred whenever there is a change in the beneficiary of such trust, the principal of such agent, the ward of such guardian or the minor for whom such custodian is acting or in such trustee, agent, guardian or custodian.

(c) Notwithstanding anything in this paragraph (2) to the contrary, no change in beneficial ownership shall be deemed to have occurred for purposes of clause (i) and (ii) of subparagraph (a) of this paragraph (2) solely as a result of:

(i) any event that occurred prior to the filing of this Certificate of Amendment of Certificate of Incorporation pursuant to the terms of any contract (other than a contract for the purchase and sale of shares of Common Stock contemplating prompt settlement), including contracts providing for options, rights of first refusal and similar arrangements in existence at the time of such filing to which any holder of shares of Common Stock is a party;

(ii) any transfer of any interest in a share of Common Stock pursuant to a bequest or inheritance by operation of law upon the death of any individual, or by any other transfer to or primarily for the benefit of family member(s) of the transferor or any trust, partnership or other entity primarily for the benefit of one or more of such family member(s), or pursuant to an appointment of a successor trustee, general partner or similar fiduciary or the grant of a proxy or other voting rights to one or more individuals with respect to any such trust, partnership or other entity, including a gift;

(iii) any change in the beneficiary of any trust or any distribution of a share of Common Stock from trust, by reason of the birth, death, marriage or divorce of any natural person, the adoption of any natural person prior to age 18 or the passage of a given period of time or the attainment by any natural person of a specific age, or the creation or termination of any guardianship or custodial arrangement;

(iv) any transfer of any interest in a share of Common Stock from one spouse to another by reason of separation or divorce or under or pursuant to community property laws or other similar laws of any jurisdiction;

(v) any appointment of a successor trustee, agent, guardian, custodian or similar fiduciary with respect to a share of Common Stock if neither such successor has nor its predecessor had the power to vote or to dispose of such share of Common Stock without further instructions from others;

(vi) any change in the person to whom dividends or other distributions in respect of a share of Common Stock are to be paid pursuant to the issuance or modification of a revocable dividend payment order;

(vii) any transfer of the beneficial ownership of a share of Common Stock from one employee benefit plan of the Corporation to another employee benefit plan of the Corporation;

(viii) the grant by any person of the right to vote any shares of which such person is the beneficial owner, provided the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(ix) any event occurring under the Share Voting Agreement, dated as of June 7, 2003, among Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim and certain affiliated entities and ConAgra Foods, Inc. or any voting agreement to which any such persons or entities are parties entered into in connection with the New York Stock Exchange’s consent to the Class A Reclassification and Class B Reclassification.

As used in paragraph 2(c)(ii) above, “family member” of a transferor means the transferor’s spouse, ancestors, lineal descendants, siblings and their descendants, aunts and uncles, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and first cousins; and a legally adopted child of an individual shall be treated as a child of such individual by blood.

(d) For purposes of this paragraph (2), all determinations concerning changes in beneficial ownership, or the absence of any such change, shall be made by the Corporation or, at any time when a transfer agent is acting with respect to the share of Common Stock, by such transfer agent on the Corporation’s behalf. Written procedures designed to facilitate such determinations shall be established by the Corporation and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The Corporation and any transfer agent shall be entitled to rely on all information concerning beneficial ownership of the shares of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable, but neither the Corporation nor any transfer agent shall be charged with any other knowledge concerning the beneficial ownership of the shares of Common Stock.

(e) A beneficial owner of any share of Common Stock acquired as a direct result of a stock split, stock dividend, reclassification, rights offering or other distribution of shares or rights by the Corporation with respect to existing shares (“dividend shares”) will be deemed to have been the continuous beneficial owner of such share from the date on which the original shares, with respect to which the dividend shares were issued, were acquired.

(f) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock.

(g) No holder of Common Stock shall be entitled to preemptive or subscription rights.

(3) Identical Rights. Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise twenty votes or one, shall be identical to all other shares of Common Stock in all respects, and together the shares of Common Stock shall constitute a single class of shares of the Corporation.

Annex B

Audit Committee Charter

Charter of the Audit Committee of the Board of Directors of Pilgrim’s Pride Corporation

Adopted as of October 21, 2004

CHARTER

Purpose

The primary purposes of the committee are to oversee on behalf of the board of directors:

•	the company’s accounting and financial reporting processes and the integrity of its financial statements;

•	the audits of the company’s financial statements and the appointment, compensation, qualifications, independence and performance of the company’s independent auditors;

•	the company’s compliance with legal and regulatory requirements; and

•	the performance of the company’s internal audit function and internal control over financial reporting.

The committee also has the purpose of preparing the audit committee report that SEC rules require the company to include in its annual proxy statement.

The committee’s function is one of oversight only and does not relieve management of its responsibilities for preparing financial statements that accurately and fairly present the company’s financial results and condition, nor the independent auditors of their responsibilities relating to the audit or review of financial statements.

Organization

Number of members. The committee must consist of at least three directors. The board may designate a committee member as the chairperson of the committee, or if the board does not do so, the committee members will appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

Independence. All committee members must have been determined by the board to be independent, as defined and to the extent required in the applicable SEC rules and NYSE listing standards, as they may be amended from time to time (the “listing standards”), for purposes of audit committee membership.

Financial literacy. Each committee member must be financially literate upon appointment to the committee, as determined by the board in accordance with the listing standards. At all times there must be at least one committee member who, as determined by the board, meets the accounting or related financial management expertise requirement of the listing standards. In addition, the committee must annually evaluate, and report to the company on a timely basis to enable the company to disclose under applicable SEC rules, whether or not at least one committee member is an audit committee financial expert as defined in the SEC rules.

Appointment. Subject to any requirements of the listing standards, the board may appoint and remove committee members in accordance with the company’s bylaws. Committee members will serve for such terms as the board may fix, and in any case at the board’s will, whether or not a specific term is fixed.

Service on other audit committees. The company does not limit the number of public company audit committees on which a committee member serves, but if a member does serve on more than two other public company audit committees, the board must have determined that this simultaneous service would not impair the member’s ability to serve on the company’s audit committee, and the company must disclose this determination in its proxy statement for its annual meeting.

Independent auditors and their services.

Overall authority. The committee has the sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by the company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company. The independent auditors report directly to the committee. The committee’s authority includes resolution of disagreements between management and the auditors regarding financial reporting and the receipt of communications from the auditors as may be required under professional standards applicable to the auditors.

Terms of audit and non-audit engagements. The committee must pre-approve all audit, review, attest and permissible non-audit services to be provided to the company or its subsidiaries by the independent auditors. The committee may establish pre-approval policies and procedures in compliance with applicable SEC rules.

Annual quality control report and review. The committee must obtain and review, at least annually, a report by the independent auditors describing:

•	the firm’s internal quality-control procedures; and

•	any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

In addition, the committee’s annual review of the independent auditors’ qualifications must also include the review and evaluation of the lead partner of the independent auditors for the company’s account, and evaluation of such other matters as the committee may consider relevant to the engagement of the auditors, including views of company management and internal finance employees, and whether the lead partner or auditing firm itself should be rotated.

Policy on hiring employees of the auditors. The committee will from time to time establish hiring policies that will govern the company’s hiring of employees or former employees of the independent auditors, taking into account possible pressures on the auditors’ personnel who might seek a position with the company and whether such hiring conflicts with Rule 2-01 of Regulation S-X of the Securities and Exchange Commission, and report these policies to the full board.

Annual financial reporting

As often and to the extent the committee deems necessary or appropriate, but at least annually in connection with the audit of each fiscal year’s financial statements, the committee will:

1.	Discuss financial statements and internal control reports with management. Review and discuss with appropriate members of management and, if appropriate, representatives of the independent auditors or internal auditors:

•	the audited financial statements;

•	related accounting and auditing principles and practices; and

•	management’s assessment of internal control over financial reporting and the related report and attestation on internal control over financial reporting to be included in the company’s annual report on Form 10-K (as and when these reports are required under SEC rules).

2.	Critical accounting policy report. Timely request and receive from the independent auditors (before the filing of any audit report) the report or update required pursuant to applicable SEC rules, concerning:

•	all critical accounting policies and practices to be used;

•	all alternative treatments within generally accepted accounting principles for policies and practices relating to material items that have been discussed with company management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and

•	other material written communications between the independent auditors and company management, such as any management letter or schedule of unadjusted differences.

3.	SAS 61 review. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as:

•	the quality and acceptability of the accounting principles applied in the financial statements;

•	new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions;

•	the selection, application and effects of critical accounting policies and estimates applied by the company;

•	issues raised by any “management” or “internal control” letter from the auditors, problems or difficulties encountered in the audit (including any restrictions on the scope of the work or on access to requested information) and management’s response to such problems or difficulties, significant disagreements with management, or other significant aspects of the audit; and

•	any off balance sheet transactions, and relationships with any unconsolidated entities or any other persons, which have or are reasonably likely to have a material current or future effect on the registrant’s financial condition or results of the company and are required to be reported under SEC rules.

4.	MD&A. Review with appropriate members of management and the independent auditors the intended disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s annual report on Form 10-K.

5.	ISB 1 disclosure. Receive from the independent auditors a formal written statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

6.	Auditor independence. Actively discuss with the independent auditors any disclosed relationships or services that may impact their objectivity and independence, and take any other appropriate action to oversee their independence.

7.	Material issues. To the extent the committee deems necessary or appropriate, discuss with the independent auditors material issues on which the company’s audit team consulted the independent auditors’ national office.

8.	Recommend filing of audited financial statements. Recommend whether the company’s annual report on Form 10-K to be filed with the SEC should include the audited financial statements.

Quarterly financial reporting

The committee’s quarterly review will normally include:

1.	Quarterly review. Review and discuss the quarterly financial statements of the company and the results of the independent auditors’ review of these financial statements with appropriate members of management and the independent auditors.

2.	Discussion of significant matters with management. Review and discuss with company management and, if appropriate, the independent auditors, significant matters relating to:

•	the quality and acceptability of the accounting principles applied in the financial statements;

•	new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions;

•	the selection, application and effects of critical accounting policies and estimates applied by the company; and

•	any off balance sheet transactions, and relationships with any unconsolidated entities or any other persons, which have or are reasonably likely to have a material current or future effect on the registrant’s financial condition or results of the company and are required to be reported under SEC rules.

3.	MD&A. Review and discuss the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s quarterly report on Form 10-Q with appropriate members of management and the independent auditors.

Other functions

Annual review of this charter. The committee will review and assess the adequacy of this charter annually and recommend any proposed changes to the full board.

Annual review of performance. The committee will evaluate its performance as the audit committee on an annual basis.

Earnings releases and other financial guidance. The committee will discuss with management earnings press releases and other published financial information or guidance provided to analysts and rating agencies. This may be conducted generally as to types of information and presentations, and need not include advance review of each release, other information or guidance.

Compliance. The committee, to the extent it deems necessary or appropriate, will periodically review with management the company’s disclosure controls and procedures, internal control over financial reporting and systems and procedures to promote compliance with laws.

Risk assessment. The committee will periodically:

•	inquire of management, the internal auditors or members of the internal audit department and the independent auditors about the company’s major financial risks or exposures;

•	discuss the steps management has taken to monitor and control such exposures; and

•	discuss guidelines and policies with respect to risk assessment and risk management.

Conduct codes. The committee will conduct any activities relating to the company’s code(s) of conduct and ethics as may be delegated from time to time to the committee by the board.

Complaints and anonymous submissions. The committee will establish and maintain procedures for:

•	the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

If the committee or the board so determines, the submission procedures may also include a method for interested parties to communicate directly with the board’s presiding director or with the non-management directors as a group.

Internal audit. The committee will monitor that the company maintains an internal audit function (which may be outsourced to a firm other than the company’s independent auditors). The committee will oversee the internal auditors (or other personnel responsible for the internal audit function), who will report directly to the committee.

Related party transactions. It is the company’s policy that the company will not enter into transactions required to be disclosed under item 404 of the SEC’s Regulation S-K unless the committee or another independent body of the board first reviews and approves the transactions. In accordance with this policy, on a timely basis review and, if appropriate, the committee will approve all related party transactions subject to the policy and not already approved by another independent body of the board. Any committee member who is not independent with respect to a related party transaction under review should disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transaction.

Internal control over financial reporting. The committee will periodically discuss and review, as appropriate, with the internal auditor, management and the independent auditors:

•	the design and effectiveness of the company’s internal control over financial reporting; and

•	any significant deficiencies or material weaknesses in that internal control, any change that has materially affected or is reasonably likely to materially affect that internal control (including special steps adopted in light of such a deficiency or weakness), and any fraud (whether or not material) that involves management or other employees who have a significant role in that internal control, that have been reported to the committee.

Reports from legal counsel. The committee will review and take appropriate action with respect to any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company, its subsidiaries or any person acting on their behalf.

Other reviews and functions. The committee, as it may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, the independent auditors or any other appropriate person any other topics relating to the purposes of the committee that may come to the committee’s attention. The committee may perform any other activities consistent with this charter, the company’s corporate governance documents and applicable listing standards, laws and regulations as the committee or the board of directors considers appropriate.

Meetings, reports and resources

Meetings. The committee will meet as often as it determines is necessary, but not less than quarterly. The committee may also act by unanimous written consent in lieu of a meeting. The committee will meet separately and periodically with management (including the chief financial officer), internal auditors (or other personnel responsible for the internal audit function) and independent auditors. To the extent the committee deems necessary or appropriate, it will also discuss with the company’s counsel any legal matters that may materially impact the company’s financial statements, internal control over financial reporting or compliance policies. In addition, the committee may meet from time to time with any other persons, as it deems necessary or appropriate.

Procedures. The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards and SEC rules. The chairperson or a majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members constitutes a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present will be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

Reports. The committee will timely prepare the audit committee report required to be included in the company’s annual meeting proxy statement, and report to the board on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee will also report to the board annually the overall results of its annual review of the independent auditors’ qualifications, performance and independence and the annual review by the committee of its own performance. The committee also will report to the board on the major items covered by the committee at each committee meeting, and provide additional reports to the board as the committee may determine to be appropriate, including review with the full board of any issues that arise from time to time with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function.

Committee access and investigations. The committee is at all times authorized to have direct, independent and confidential access to the independent auditors and to the company’s other directors, management and personnel to carry out the committee’s purposes. The committee is authorized to conduct or authorize investigations into any matters relating to the purposes, duties or responsibilities of the committee.

Committee advisers and funding. As the committee deems necessary to carry out its duties, it is authorized to select, engage (including approval of the fees and terms of engagement), oversee, terminate and obtain advice and assistance from outside legal, accounting or other advisers or consultants. The company will provide for appropriate funding, as determined by the committee, for payment of:

•	compensation to the independent auditors for their audit and audit-related, review and attest services;

•	compensation to any advisers engaged by the committee; and

•	ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

Reliance on others. Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the committee on reports or other information provided by others.

Interpretation. For the avoidance of doubt, while the committee has the responsibilities and powers set forth in this charter, nothing in this charter should be interpreted as creating any duty or obligation on the part of the committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Also, nothing herein should be construed as imposing on the committee responsibility to ensure compliance with laws and regulations and the company’s code of business conduct and ethics, or to set or determine the adequacy of the company’s reserves. All such matters are the responsibility of management and the independent auditor, as appropriate.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

The Board of Directors Recommends a Vote “FOR” the listed nominees.	Use a black pen. Mark with an ☒ inside the grey areas as shown in this example.

For All	Withhold All	/for All Except*
☐	☐	☐

A. Election of Directors
01 – Lonnie “Bo” Pilgrim	02 – Clifford E. Butler
03 – O. B. Goolsby, Jr.	04 – Richard A. Cogdill
05 – Lonnie Ken Pilgrim	06 – James G. Vetter, Jr.
07 – S. Key Coker	08 – Vance C. Miller, Sr.
09 – Donald L. Wass, Ph.D.	10 – Charles L. Black
11 – Blake D. Lovette	12 – Linda Chavez	*(Except nominee(s) written above)
13 – Keith W. Hughes		(INSTRUCTION: To withhold authority to vote for any individual nominees(s), mark the “For All Except” box and write the name(s) on the space provided above.)

B Issues
The Board of Directors Recommends a Vote “FOR” the following proposals.

KEY EXPLANATION OF VOTING RIGHTS

TVS – TOTAL VOTING SECURITIES, INCLUDING 401-K

1VT – ONE-VOTE TOTAL

20VT – TWENTY-VOTE TOTAL

VOTE – TOTAL VOTES TO WHICH YOU ARE ENTITLED

NOTE: TO DETERMINE THE TOTAL NUMBER OF 20-VOTE SHARES, DIVIDE THE 20VT AMOUNT BY TWENTY (20).

	For	Against	Abstain
	☐	☐	☐
2. The appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the fiscal year ending October 1, 2005.

3. In their discretion such other business as may properly come before the Annual Meeting.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF MANAGEMENT’S NOMINEES FOR DIRECTORS AND “FOR” PROPOSAL 2 ABOVE. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please date this proxy and sign your name exactly as it appears hereon. Persons signing in a representative capacity should indicate their capacity. A proxy for shares held in joint ownership should be signed by each owner.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box. Date (mm/dd/yyyy)

Proxy - Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Lonnie “Bo” Pilgrim and Clifford E. Butler, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and to vote, as designated below, all the shares of common stock of Pilgrim’s Pride Corporation held of record by the undersigned on December 3, 2004, at the Annual Meeting of Stockholders to be held on Wednesday, January 26, 2005, or any adjournment thereof.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

(Continued and to be signed on reverse side.)